For further information:
Dennis Klaeser, CFO
PrivateBancorp, Inc.
312-683-7100

For Immediate Release

PrivateBancorp, Inc. to participate on the Diverse Private Banking Strategies panel at the RBC Capital Markets Financial Institutions Conference

Chicago, IL, September 18, 2006 - PrivateBancorp, Inc. (NASDAQ: PVTB) today announced that Ralph B. Mandell, Chairman of the Board, President and Chief Executive Officer, is scheduled to participate on the Diverse Private Banking Strategies panel at the RBC Capital Markets Financial Institutions Conference in Boston, Massachusetts, on September 21, 2006 at 11:45 a.m. Eastern Time.

A live webcast of the presentation will be available at the following address: http://www.wsw.com/webcast/rbc55/panel11/. Investors may also access the webcast of the panel discussion at the Company’s website at http://www.pvtb.com during the conference and for 30 days following the conference.

Listeners should go to the website at least 15 minutes before the event to download and install any necessary audio software. There is no charge to access the event.

PrivateBancorp, Inc. was organized in 1989 to provide distinctive, highly personalized premium financial services primarily to privately held businesses, affluent individuals, wealthy families, professionals, entrepreneurs and real estate investors for their personal and professional interests. The Company uses a European tradition of “private banking” as a model to develop lifetime relationships with its clients. Utilizing a team of highly qualified managing directors, The PrivateBank tailors products and services to meet each client’s needs in personal and commercial banking services and wealth management services. The Company, which had assets of $3.7 billion as of June 30, 2006, has 14 offices located in the Chicago, Detroit, Milwaukee, and St. Louis metropolitan areas. On August 3, 2006, the Company announced it had signed a definitive agreement to acquire Piedmont Bancshares, Inc., the holding company for Piedmont Bank of Atlanta, GA.

Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.’s website at http://www.pvtb.com.